                                                               newsrelease

                             CTS CORPORATION  Elkhart, Indiana 46514    (574) 523-3800

                                                     January 10, 2008

FOR RELEASE:  Immediately

DONNA L. BELUSAR NAMED SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, CTS CORPORATION

Elkhart, IN…CTS Corporation (NYSE: CTS) today announced the appointment of Donna L. Belusar to the position of Senior Vice President and Chief Financial Officer, effective January 21, 2008.  Ms. Belusar replaces Mr. Vinod M. Khilnani who was appointed to the position of President and Chief Executive Officer in July 2007.

Ms. Belusar has most recently served as Executive Chief Financial Officer, Global Financing Americas Division of IBM Credit LLC, since 2004 and was Executive Director, Internal Audit, at IBM Corporation from 2002-2004.

"We are pleased to have Donna as part of our executive team," said Vinod M. Khilnani, President and Chief Executive Officer. "Her background includes 25 years of increasing financial management responsibility at a Fortune 500 Company in treasury, internal audit, SEC reporting, strategic planning and operational experience implementing strategic initiatives that strengthened top and bottom line growth. These skills will enable her to play a key role in driving growth and shareholder enhancement value initiatives at CTS Corporation.”

Ms. Belusar began her career with IBM (NYSE: IBM) in 1982 as a Cost Engineer Analyst and steadily progressed through assignments of increasing responsibilities including Senior Financial Analyst, Assistant Site Controller, Program Manager and M&A, and Program Manager, Corporate Operating and Strategic Planning in several IBM operations in New York state.

Donna received an honorary Doctoral in Corporate Enterprise Management and an MBA in Finance from Binghamton University in New York and a BS in Business Engineering from Michigan Technological University.

Ms. Belusar will be relocating to the Michiana area.

About CTS

CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer, communications, medical, defense and aerospace and industrial markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.”  To find out more, visit the CTS Web site at www.ctscorp.com.

Contact:                 Mitchell J. Walorski, Director Planning and Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 523-3800  FAX (574) 293-6146